UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

UPWORK INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2019

To Our Stockholders:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Upwork Inc. The meeting will be held exclusively online via live webcast on Wednesday, June 5, 2019 at 8:00 a.m. Pacific Time. The meeting can be accessed by visiting www.virtualshareholdermeeting.com/UPWK2019, where you will be able to listen to the meeting live, submit questions, and vote online. We believe that a virtual stockholder meeting provides greater access to those who may want to attend and therefore have chosen this over an in-person meeting. This approach also lowers costs, enables participation from our global community and aligns with our broader sustainability goals.

The matters expected to be acted upon at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement. The Annual Meeting materials include the notice, proxy statement, and annual report, each of which has been furnished to you over the Internet or, if you have requested a paper copy of the materials, by mail.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please cast your vote as soon as possible by Internet, telephone or, if you received a paper copy of the meeting materials by mail, by completing and returning the enclosed proxy card or voting instruction form in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the virtual Annual Meeting regardless of whether or not you attend the meeting. Returning the proxy does not affect your right to attend and to vote your shares at the virtual Annual Meeting.

Sincerely,

Stephane Kasriel
President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON WEDNESDAY, JUNE 5, 2019: THE PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT

proxyvote.com

UPWORK INC.
441 Logue Avenue
Mountain View, California 94043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Wednesday, June 5, 2019 at 8:00 a.m. Pacific Time

Place:	The meeting can be accessed by visiting www.virtualshareholdermeeting.com/UPWK2019, where you will be able to listen to the meeting live, submit questions, and vote online.

Items of Business:	1.
Elect the three Class I directors named in the accompanying proxy statement, each to serve a three-year term expiring at the 2022 annual meeting of stockholders and until such director’s successor is elected and qualified.

	2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019.

	3.	Transact any other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Record Date:	Only stockholders of record at the close of business on April 8, 2019 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

Voting:
Each share of common stock that you own represents one vote. For questions regarding your stock ownership, you may contact us through our website at https://investors.upwork.com/ or, if you are a registered holder, our transfer agent, Computershare Trust Company, N.A., through its website at www-us.computershare.com or by phone at (800) 736-3001.

This notice of the Annual Meeting, proxy statement and form of proxy are being distributed and made available on or about April 26, 2019.

Whether or not you plan to attend the virtual Annual Meeting, we encourage you to vote and submit your proxy through the Internet or by telephone or request and submit your proxy card as soon as possible, so that your shares may be represented at the meeting.

By Order of the Board of Directors,

Brian Levey
Secretary

Mountain View, California
April 26, 2019

UPWORK INC.

PROXY STATEMENT FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

UPWORK INC.

441 Logue Avenue

Mountain View, California 94043

PROXY STATEMENT FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT SOLICITATION AND VOTING

The accompanying proxy is solicited by the board of directors on behalf of Upwork Inc. for use at our 2019 Annual Meeting of Stockholders, or Annual Meeting, to be held virtually at www.virtualshareholdermeeting.com/UPWK2019 on Wednesday, June 5, 2019 at 8:00 a.m. Pacific Time, and any adjournment or postponement thereof. The Notice of Internet Availability of Proxy Materials and this proxy statement for the Annual Meeting, or Proxy Statement, and the accompanying form of proxy were first distributed and made available on the Internet to stockholders on or about April 26, 2019. This Proxy Statement includes information that we are required to provide to you pursuant to the rules and regulations of the U.S. Securities and Exchange Commission, or SEC, and is designed to assist you in voting your shares. In this Proxy Statement, we refer to Upwork Inc. as “Upwork,” “we” or “us.”

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with SEC rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We believe this means of delivery makes the proxy distribution process more efficient, less costly, and helps in conserving natural resources.

GENERAL INFORMATION ABOUT THE MEETING

Record Date; Quorum

Only holders of record of our common stock at the close of business on April 8, 2019, or the Record Date, will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 106,731,758 shares of common stock outstanding and entitled to vote. For ten days prior to the Annual Meeting, a complete list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relating to the Annual Meeting during ordinary business hours at our headquarters. A list of stockholders entitled to vote at the Annual Meeting will also be available for examination on the Internet through the virtual web conference during the Annual Meeting.

The holders of a majority of the voting power of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote at the Annual Meeting or if you have properly submitted a proxy.

Voting Rights; Required Vote

In deciding all matters at the Annual Meeting, as of the close of business on the Record Date, each share of common stock represents one vote. We do not have cumulative voting rights for the election of directors. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.

Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting or vote by telephone, through the Internet or, if you request or receive paper proxy materials, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If, on the Record Date, your shares were held in an account with a broker, bank, trustee or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

Each director will be elected by a plurality of the votes cast, which means that the three nominees receiving the highest number of “FOR” votes will be elected. You may vote “FOR ALL NOMINEES,” “WITHHOLD AUTHORITY FOR ALL NOMINEES” or vote “FOR ALL EXCEPT” one or any of the nominees you specify. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019 will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal. Abstentions (shares present at the Annual Meeting and marked “abstain”) are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon.

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares. A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. At our Annual Meeting, only the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019 is considered a routine matter. The proposal for the election of directors and any other proposals presented at the Annual Meeting are non-routine matters. Broker non-votes are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.

Recommendations of Our Board of Directors on Each of the Proposals Scheduled to be Voted on at the Annual Meeting

Our board of directors recommends that you vote “FOR ALL NOMINEES” of the Class I directors named in this Proxy Statement, or Proposal No. 1, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019, or Proposal No. 2. None of our directors or executive officers has any substantial interest in any matter to be acted upon, other than elections to office with respect to the directors so nominated.

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:

•	vote via the virtual meeting website—any stockholder can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/UPWK2019, where stockholders may vote and submit questions during the meeting. The meeting starts at 8:00 a.m. Pacific Time. Please have your 16-Digit Control Number to join the Annual Meeting. Instructions on how to attend and participate via the Internet are posted at www.proxyvote.com;
•	vote by telephone or through the Internet—in order to do so, please follow the instructions shown on the Notice of Internet Availability of Proxy Materials or your proxy card; or
•	vote by mail—if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and promptly return it in the envelope provided or, if the envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Your signed and dated proxy card must be received prior to the Annual Meeting in order to be voted.

Votes submitted by telephone or through the Internet must be received by 11:59 p.m. Eastern Time on June 4, 2019. Submitting your proxy whether by telephone, through the Internet or, if you request or receive a paper proxy card, by mail will not affect your right to vote should you decide to attend the Annual Meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct your nominee on how to vote your shares. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.

If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting.

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy card by telephone, through the Internet or by mail. If you requested or received paper proxy materials and you intend to vote by mail, please complete, sign and return each proxy card you received to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

We will pay the expenses of soliciting proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any other information furnished to stockholders. Following the original mailing of the soliciting materials, we and our agents, including directors, officers, and other employees, without additional compensation, may solicit proxies by mail, email, telephone, facsimile, by other similar means or in person. Following the original mailing of the soliciting materials, we will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials or vote through the Internet, you are responsible for any Internet access charges you may incur.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•	delivering to our Corporate Secretary by mail a written notice stating that the proxy is revoked;
•	signing and delivering a proxy bearing a later date;
•	voting again by telephone or through the Internet; or
•	attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the Annual Meeting.

Participating in the Annual Meeting

To participate in the virtual meeting, visit www.virtualshareholdermeeting.com/UPWK2019 and enter the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.

If you wish to submit a question during the Annual Meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/UPWK2019, type your question into the “Ask a Question” field, and click “Submit.” If your question is properly submitted during the relevant portion of the meeting agenda, we will respond to your question during the live webcast. A webcast replay of the Annual Meeting, including the Q&A session, will also be archived on the “Investor Relations” section of our website, which is located at https://investors.upwork.com.

If we experience technical difficulties during the meeting (e.g., a temporary or prolonged power outage), we will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, we will promptly notify shareholders of the decision via www.virtualshareholdermeeting.com/UPWK2019. If you encounter technical difficulties accessing our meeting or asking questions during the meeting, a support line will be available on the login page of the virtual meeting website.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS;
CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

We are strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of the company. Our Corporate Governance Guidelines are available on the “Investor Relations” section of our website, which is located at https://investors.upwork.com, by clicking “Documents and Charters” in the “Governance” section of our website. Our nominating and governance committee reviews the Corporate Governance Guidelines periodically, and changes are recommended to our board of directors as warranted.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our board of directors shall be free to choose its chairperson in any way that it considers in the best interests of our company, and that the nominating and governance committee periodically considers the leadership structure of our board of directors and makes such recommendations to our board of directors with respect thereto as appropriate. Our Corporate Governance Guidelines also provide that, when the positions of chairperson and chief executive officer are held by the same person, the independent directors may designate a “lead independent director.” In cases in which the chairperson and chief executive officer are the same person and a lead independent director has been designated, the chairperson schedules and sets the agenda for meetings of our board of directors in consultation with the lead independent director, and the chairperson, or if the chairperson is not present, the lead independent director, chairs such meetings. The responsibilities of the lead independent director include: calling meetings of the independent directors, presiding at executive sessions of independent directors, serving as a liaison between the chairperson and the independent directors, disseminating information to our board of directors, being available under appropriate circumstances for communication with stockholders, and performing such other functions and responsibilities as requested by our board of directors from time to time.

Currently, our board of directors believes that it should maintain flexibility to select the chairperson of our board of directors and adjust our board leadership structure from time to time. Mr. Thomas Layton is the Chairman of our board of directors. Mr. Layton has served as a member of our board of directors and Chairman since our inception. Our board of directors believes that Mr. Layton’s historical knowledge, operational expertise, and extensive leadership experience serving as the Chairman of our board of directors since our inception make him well qualified to serve as Chairman of our board of directors. Mr. Layton is an independent director and, accordingly, our board of directors has not designated a lead independent director.

Our Board of Directors’ Role in Risk Oversight

Our board of directors, as a whole, has responsibility for risk oversight, although the committees of our board of directors oversee and review risk areas that are particularly relevant to them. The risk oversight responsibility of our board of directors and its committees is supported by our management reporting processes, which are designed to provide visibility to our board of directors and to our personnel that are responsible for risk assessment and information about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational, financial (accounting, credit, investment, liquidity and tax), legal, regulatory, cybersecurity, privacy, compliance and reputational risks. Our board of directors reviews strategic and operational risk in the context of discussions, question and answer sessions, and reports from the management team at each regular board meeting, receives reports on all significant committee activities at each regular board meeting, and evaluates the risks inherent in significant transactions. Our audit, risk and compliance committee, or audit committee, assists our board in fulfilling its oversight responsibilities with respect to risk management.

Each committee of our board of directors meets with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. Our audit committee reviews our major financial and other risk exposures, our internal control over financial reporting, our disclosure controls and procedures, legal and regulatory compliance, and, among other things, discusses with management and our independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews matters relating to cybersecurity and data privacy and security and reports to our board of directors regarding such matters. Our compensation committee evaluates our major compensation-related risk exposures and the steps management has taken to monitor or mitigate such exposures. Our nominating and governance committee assesses risks relating to our corporate governance practices, the independence of our board of directors and reviews and discusses the narrative disclosure regarding our board of directors’ leadership structure and role in risk oversight. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.

Independence of Directors

The listing rules of The Nasdaq Stock Market LLC, or Nasdaq, generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent.

In addition, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors conducts an annual review of the independence of our directors. In its most recent review, our board of directors determined that Thomas Layton, Gregory C. Gretsch, Kevin Harvey, Daniel Marriott, Elizabeth Nelson and Gary Steele, representing six of our seven directors, are “independent directors” as defined under the applicable listing standards of Nasdaq and the applicable rules and regulations promulgated by the SEC. Our board of directors has also determined that all members of our audit committee, compensation committee, and nominating and governance committee are independent and satisfy the relevant SEC and Nasdaq independence requirements for such committees.

Committees of Our Board of Directors

Our board of directors has established an audit committee, a compensation committee, and a nominating and governance committee. The composition and responsibilities of each committee are described below. Each of these committees has a written charter approved by our board of directors. Copies of the charters for each committee are available on the “Investor Relations” section of our website, which is located at https://investors.upwork.com, by clicking on “Documents and Charters” in the “Governance” section of our website.

Audit, Risk and Compliance Committee

Our audit committee is composed of Ms. Nelson, who is the chairperson of the committee, and Messrs. Gretsch and Marriott. Each member of our audit committee is independent under the current Nasdaq listing standards and SEC rules and regulations. Each member of our audit committee is financially literate as required by the current Nasdaq listing standards. In addition, our board of directors has determined that Ms. Nelson is an “audit committee financial expert” as defined in SEC rules and regulations. This designation does not impose any duties, obligations or liabilities that are greater than those generally imposed on members of our audit committee and our board of directors. Our audit committee is responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;
•	reviewing the independence of the independent registered public accounting firm;
•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;
•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls, internal audit function, and cybersecurity controls and procedures;
•	reviewing material related-party transactions or those that require disclosure;
•	reviewing legal, financial, technology and enterprise risk exposures, and the steps management has taken to monitor and control such exposures; and
•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee is composed of Mr. Gretsch, who is the chairperson of the committee, Ms. Nelson and Mr. Steele. The composition of our compensation committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. Each member of this committee is a non-employee director, as defined in SEC rules and regulations. Our compensation committee is responsible for, among other things:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;
•	reviewing succession plans for our chief executive officer;
•	reviewing and recommending to our board of directors the compensation of our directors;
•	administering our stock and equity incentive plans; and
•	establishing our overall compensation philosophy.

Nominating and Governance Committee

Our nominating and governance committee is composed of Mr. Layton, who is the chairperson of the committee, and Messrs. Harvey and Marriott. The composition of our nominating and corporate governance committee meets the requirements for independence under current Nasdaq listing standards. Our nominating and governance committee is responsible for, among other things:

•	identifying and recommending candidates for membership on our board of directors;
•	recommending directors to serve on board committees;
•	reviewing and recommending to our board of directors any changes to our corporate governance principles;
•	reviewing proposed waivers of the code of conduct for directors and officers;
•	overseeing the process of evaluating the performance of our board of directors; and
•	advising our board of directors on corporate governance matters.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee during 2018 were Ms. Nelson, Mr. Gretsch and Mr. Steele. None of the members of our compensation committee in 2018 was at any time an officer or employee of ours or any of our subsidiaries, and none had or have any relationships with us that are required to be disclosed under Item 404 of Regulation S-K. During 2018, none of our executive officers served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee.

Board and Committee Meetings and Attendance

Our board of directors and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time to time. During 2018, our board of directors met six times and also acted by unanimous written consent. During 2018, each member of our board of directors attended at least 75% of the aggregate of all meetings of our board of directors and of all meetings of committees of our board of directors on which such member served that were held during the period in which such director served. The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. During 2018, our audit committee met eight times and our compensation committee met two times. Our nominating and governance committee did not hold any meetings in 2018.

Board Attendance at Annual Stockholders’ Meeting

Our policy is to invite and encourage each member of our board of directors to be present at our annual meetings of stockholders. We completed our initial public offering in October 2018 and did not have an annual meeting of stockholders in 2018.

Communication with Directors

Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of our board of directors or a specific member of our board of directors (including our chairperson) may do so by letters addressed to the attention of our Corporate Secretary.

All communications are reviewed by the Corporate Secretary and provided to the members of our board of directors as appropriate. Sales materials, abusive, threatening or otherwise inappropriate materials and items unrelated to the duties and responsibilities of our board of directors will not be provided to directors.

The address for these communications on or before June 16, 2019 is:

Upwork Inc.
c/o Corporate Secretary
441 Logue Avenue
Mountain View, California 94043

The address for these communications after June 16, 2019 is:

Upwork Inc.
c/o Corporate Secretary
2625 Augustine Drive, Suite 601
Santa Clara, CA 95054

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all the members of our board of directors, officers and employees. Our Code of Business Conduct and Ethics is posted on the “Investor Relations” section of our website, which is located at https://investors.upwork.com under “Documents and Charters” in the “Governance” section of our website. We intend to satisfy the disclosure requirement under applicable SEC and Nasdaq disclosure requirements regarding amendments to, or waivers of, a provision of our Code of Business Conduct and Ethics by posting such information on our website at the address and location specified above.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors

Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and governance committee in accordance with the committee’s charter, our restated certificate of incorporation and restated bylaws, our Corporate Governance Guidelines and the criteria approved by our board of directors regarding director candidate qualifications. In recommending candidates for nomination, the nominating and governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Stockholders wishing to recommend candidates for consideration by our nominating and governance committee should submit their recommendations to the attention of the Corporate Secretary at the address of our principal executive offices. Information regarding the process for submitting stockholder nominations for candidates for membership on our board of directors is set forth below under “Stockholder Proposals to Be Presented at the Next Annual Meeting.”

Director Qualifications

With the goal of developing a diverse, experienced and highly qualified board of directors, the nominating and governance committee is responsible for developing and recommending to our board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including any specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership on our board of directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of our board of directors to possess.

Because the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of our board of directors from time to time, our board of directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and Nasdaq listing requirements and the provisions of our restated certificate of incorporation, restated bylaws, Corporate Governance Guidelines, and charters of the committees of our board of directors. In addition, neither our board of directors nor our nominating and governance committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, the nominating and governance committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, diversity, skills, financial and other expertise, breadth of experience, knowledge about our business or industry and ability to devote adequate time and effort to responsibilities of our board of directors in the context of its existing composition. Through the nomination process, the nominating and governance committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to our board of directors’ overall effectiveness. The brief biographical description of each director set forth in Proposal No. 1 below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our board of directors currently consists of seven directors and is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Directors in Class I will stand for election at the Annual Meeting. The terms of office of directors in Class II and Class III do not expire until the annual meetings of stockholders held in 2020 and 2021, respectively. At the recommendation of our nominating and governance committee, our board of directors proposes that each of the three Class I nominees named below, each of whom is currently serving as a director in Class I, be elected as a Class I director for a three-year term expiring at the 2022 annual meeting of stockholders and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification, or removal.

Shares represented by proxies will be voted “FOR” the election of each of the three nominees named below, unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this Proxy Statement and to serve if elected. Proxies may not be voted for more than three directors. Stockholders may not cumulate votes for the election of directors.

Nominees to Our Board of Directors

The nominees and their ages, occupations and length of service on our board of directors as of March 31, 2019, are provided in the table below and in the additional biographical descriptions set forth in the text below the table.

Name of Director/Nominee	Age	Position	Director Since
Kevin Harvey(1)	54	Director	March 2014
Thomas Layton(1)	56	Chairman	March 2014
Elizabeth Nelson(2)(3)	58	Director	February 2015
(1)	Member of the nominating and governance committee
(2)	Member of the audit committee
(3)	Member of the compensation committee

Kevin Harvey has served as a member of our board of directors since our inception in March 2014. Prior to that, Mr. Harvey served as a member of the board of directors of oDesk Corporation, or oDesk, from August 2006 to March 2014. Mr. Harvey is a founder and general partner of Benchmark Capital, a venture capital firm, which he joined in 1995. Mr. Harvey currently serves on the board of directors of Proofpoint, Inc. Before founding Benchmark, Mr. Harvey was founder, President, and Chief Executive Officer of Approach Software Corp., a server database company. Before founding Approach Software, Mr. Harvey founded Styleware, Inc., a software company. Mr. Harvey holds a B.S. in Engineering from Rice University. We believe that Mr. Harvey should serve as a member of our board of directors based on his significant experience investing in and serving on the boards of directors of other technology companies as well as his management and leadership experience as a former founder and executive of multiple startup technology companies.

Thomas Layton has served as a member of our board of directors and Chairman since our inception in March 2014. Prior to that, Mr. Layton served as a member of the board of directors of oDesk from May 2006 to March 2014 and as Chairman from December 2011 to March 2014. Mr. Layton is currently a Lecturer at Stanford Graduate School of Business and a Board Partner at Social Capital LP, a venture capital firm. Mr. Layton currently serves on the board of directors of several private companies. Previously, Mr. Layton served in various leadership roles, including as the Chief Executive Officer of OpenTable, Inc., an online restaurant reservation company, from 2001 to 2007 and as the Chief Executive Officer of Metaweb Technologies, Inc., a data infrastructure company, from 2007 to 2010. Mr. Layton holds a B.S. from the University of North Carolina at Chapel Hill and an M.B.A. from the Stanford Graduate School of Business. We believe that Mr. Layton should serve as a member of our board of directors based on his extensive leadership experience. He also brings historical knowledge, operational expertise, and continuity to our board of directors.

Elizabeth Nelson has served as a member of our board of directors since February 2015. Ms. Nelson currently serves on the boards of Nokia Corporation, Zendesk Inc., and several private companies. Ms. Nelson’s public company board of directors service includes serving as a director of Pandora Media, Inc. from July 2013 to June 2017, Ancestry.com Inc. from 2009 to 2012, SuccessFactors, Inc. from 2007 to 2012, Autodesk, Inc. from 2007 to 2010, CNET Networks, Inc. from 2003 to 2008, and Brightcove Inc. from 2010 to 2014. From 1996 to 2005, Ms. Nelson served as the Executive Vice President and Chief Financial Officer of Macromedia, Inc., where she also served as a director from January 2005 to December 2005. Ms. Nelson holds a B.S. in Foreign Service from Georgetown University and an M.B.A. in Finance from the Wharton School at the University of Pennsylvania. We believe that Ms. Nelson should serve as a member of our board of directors due to her financial, accounting and operational expertise from prior experience as an executive and director for numerous public and private technology companies.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN THE ELECTION OF EACH OF THE THREE NOMINATED DIRECTORS

Continuing Directors

The directors who are serving for terms that end following the Annual Meeting and their ages, occupations and length of service on our board of directors as of March 31, 2019 are provided in the table below and in the additional biographical descriptions set forth in the text below the table.

Name of Director	Age	Position	Director Since
Class II Directors:
Stephane Kasriel	44	President, Chief Executive Officer, and Director	April 2015
Gary Steele(1)	56	Director	August 2018
Class III Directors:
Gregory C. Gretsch(1)(2)	52	Director	March 2014
Daniel Marriott(2)(3)	50	Director	March 2014
(1)	Member of the compensation committee
(2)	Member of the audit committee
(3)	Member of the nominating and governance committee

Stephane Kasriel has served as our President and Chief Executive Officer and a member of our board of directors since April 2015. Prior to that, Mr. Kasriel served as our Senior Vice President, Product and Engineering since our inception in March 2014, as Vice President of Engineering and Product of oDesk from October 2013 to March 2014, and as Vice President of Product of oDesk from June 2012 to October 2013. Mr. Kasriel has also served as Co-Chair of the Global Future Council on Education, Gender, and Work for the World Economic Forum from September 2016 to August 2018, and currently serves as co-chair of the World Economic Forum’s Global Future Council on the New Social Contract. Previously, Mr. Kasriel served in various leadership roles for eBay Inc., an ecommerce corporation, including as the Global Head of Consumer Products from 2008 to 2010, Country Manager of PayPal France from 2006 to 2008, and Global Head of Mobile Business Development from 2011 to 2012. In addition, Mr. Kasriel was the Chief Operating Officer of Work4 Labs, Inc., a talent acquisition platform, in 2012 and Vice President of Global Sales and Business Development of Zong, Inc., a mobile payment service, which was acquired by eBay, from 2010 to 2011. Mr. Kasriel was also the founder of Fireclick, Inc., a web analytics company, and a co-founder of iFeelGoods, a digital rewards platform company. Mr. Kasriel holds a Diplôme d’Ingénieur from Ecole Polytechnique, an M.S. in Computer Science from Stanford University, and an M.B.A. from INSEAD. We believe that Mr. Kasriel should serve as a member of our board of directors based on his extensive management and leadership experience.

Gary Steele has served as a member of our board of directors since August 2018. Mr. Steele has served as the Chief Executive Officer and as a member of the board of directors of Proofpoint, an enterprise security company, since 2002. Mr. Steele also currently serves on the board of directors of Vonage Holdings Corp., as well as on the board of directors of two privately held companies. Prior to joining Proofpoint, Mr. Steele served from June 1997 to July 2002 as the Chief Executive Officer of Portera Systems Inc., a software company. Before Portera, Mr. Steele served as the vice president and general manager of the Middleware and Data Warehousing Product Group at Sybase, Inc., an enterprise and mobile software company. Mr. Steele’s prior experience includes business development, marketing, and engineering roles at Sun Microsystems, Inc. and Hewlett-Packard Company, computer, computer software, and information technology companies. Mr. Steele holds a B.S. degree in Computer Science from Washington State University. We believe that Mr. Steele should serve as a member of our board of directors based on his extensive management and leadership experience.

Gregory C. Gretsch has served as a member of our board of directors since our inception in March 2014 and as a member of the board of directors of oDesk from 2004 to March 2014. Mr. Gretsch is a founding partner and has served as Managing Director of Jackson Square Ventures, a venture capital firm, since 2011. Mr. Gretsch also serves on the board of directors of several private companies, and he served as a director of Responsys, Inc. from 2001 to 2014. Mr. Gretsch has also served as a managing director at Sigma Partners, a venture capital firm, since 2001. Mr. Gretsch holds a B.B.A. in Management Information Systems from the University of Georgia. We believe that Mr. Gretsch should serve as a member of our board of directors based on his significant experience in the venture capital industry analyzing, investing in, and serving on the boards of directors of other technology companies and his management and leadership experience as a former founder and executive of several startup technology companies.

Daniel Marriott has served as a member of our board of directors since our inception in March 2014 and a member of the board of directors of Elance, Inc. from January 2012 to March 2014. Mr. Marriott has been a Managing Partner of Stripes Group, a private equity and venture capital firm, since 2008, and he currently serves on the board of directors of several private companies. Between 1997 and 2008, Mr. Marriott served in a variety of executive roles under the umbrella of IAC/InterActiveCorp, a media and internet holding company, including Senior Vice President of Corporate and Interactive Development; founding CEO of Pronto, Inc., an online shopping and price comparison company; President of Citysearch, an online city guide company; and Executive Vice President of Corporate Development of Ticketmaster, Inc., an event ticketing company. Mr. Marriott holds a B.S. in Agricultural Economics and an M.B.A. from the University of Illinois. We believe that Mr. Marriott should serve as a member of our board of directors based on his significant experience investing in and serving on the boards of directors of other technology companies.

There are no family relationships among our directors and executive officers.

2018 Director Compensation

The following table provides information for 2018 regarding all compensation awarded to, earned by or paid to each person who served as a director for some portion or all of 2018, other than Mr. Kasriel, our President and Chief Executive Officer. Mr. Kasriel is not included in the table below, as he is also our employee and receives no additional compensation for his service as a director. The compensation received by Mr. Kasriel as an employee is shown in the “Executive Compensation—2018 Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)(2)
Thomas Layton(3)	$1,250	$153,750	$—	$155,000
Gregory C. Gretsch(4)	5,000	138,750	—	143,750
Kevin Harvey(5)	625	138,750	—	139,375
Daniel Marriott(6)	3,125	138,750	—	141,875
Elizabeth Nelson(7)	15,000	112,500	—	127,500
Gary Steele(8)	1,250	138,750	767,934	907,934
(1)	The amounts reported in this column represent the aggregate grant date fair value of restricted stock units, or RSUs, or option awards made to directors in 2018 computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718, or ASC 718. This amount does not reflect the actual economic value realized by the director, which will vary depending on the performance of our common stock. Members of our board of directors may elect to receive a portion of their compensation in cash consideration in lieu of RSUs, with any such cash consideration having equal economic value on the date of grant as the RSUs that a director would have otherwise received.
(2)	The amounts reported in this column for certain members of our board of directors may be lower than those of the other members of our board of directors because of their election to receive cash consideration in lieu of RSUs for the components of director compensation for which there is an election. While the actual economic value of any cash received is equal on the date of grant to the RSUs that a director would have otherwise received, the amounts reported above may vary depending on the performance of our common stock.

(3)	As of December 31, 2018, Mr. Layton held 9,334 RSUs. The RSUs vest in accordance with the vesting schedule described under “—Non-Employee Director Equity Compensation—Initial Public Offering RSU Grant.”
(4)	As of December 31, 2018, Mr. Gretsch held 8,667 RSUs. The RSUs vest in accordance with the vesting schedule described below under “—Non-Employee Director Equity Compensation—Initial Public Offering RSU Grant.”
(5)	As of December 31, 2018, Mr. Harvey held 8,667 RSUs. The RSUs vest in accordance with the vesting schedule described below under “—Non-Employee Director Equity Compensation—Initial Public Offering RSU Grant.”
(6)	As of December 31, 2018, Mr. Marriott held 8,667 RSUs. The RSUs vest in accordance with the vesting schedule described below under “—Non-Employee Director Equity Compensation—Initial Public Offering RSU Grant.”
(7)	As of December 31, 2018, Ms. Nelson held 7,500 RSUs and options to purchase 340,000 shares of common stock. The RSUs vest in accordance with the vesting schedule described below under “—Non-Employee Director Equity Compensation—Initial Public Offering RSU Grant.” The stock option is early exercisable and vests in forty-eight equal monthly installments beginning on March 1, 2015, subject to Ms. Nelson’s continuing service on each vesting date, and expires ten years after the date of grant. This stock option also provides that, in the event of an acquisition (as defined in our 2014 Equity Incentive Plan, or 2014 Plan), all the unvested shares subject to the stock option will become immediately vested.
(8)	As of December 31, 2018, Mr. Steele held 8,667 RSUs and options to purchase 150,527 shares of common stock. The RSUs vest in accordance with the vesting schedule described below under “—Non-Employee Director Equity Compensation—Initial Public Offering RSU Grant.” The stock option is early exercisable and vests in three equal annual installments beginning on August 5, 2019, subject to Mr. Steele’s continuing service on each vesting date, and expires ten years after the date of grant. This stock option also provides that, in the event of an acquisition (as defined in our 2014 Plan), all the unvested shares subject to the stock option will become immediately vested.

Non-Employee Director Compensation Arrangements

In August 2018, our board of directors approved the following cash and equity compensation for our non-employee directors.

Non-Employee Director Equity Compensation

Each non-employee director is entitled to receive RSUs under our 2018 Equity Incentive Plan, or 2018 Plan, as follows:

Initial Appointment RSU Grant. Each non-employee director appointed to our board of directors after our initial public offering is granted an initial grant of RSUs, or the Initial Appointment RSUs, on the date of his or her appointment to our board of directors having an aggregate value of $300,000 based on the average of the closing sale prices for one share of our common stock for the thirty (30) consecutive trading days ending on the last trading day immediately preceding the date of grant. The Initial Appointment RSUs will fully vest on the earlier of (i) the date of our next annual meeting of stockholders following the date of grant and (ii) the date that is the last day of the last full year of the vesting of such grant, in each case so long as such non-employee director continues to serve on our board of directors through such date. In addition, the Initial Appointment RSUs will fully vest immediately prior to a “corporate transaction” (as defined in our 2018 Plan).

Non-Employee Director Cash or Equity Compensation

Annual Award. On the date of our initial public offering, and thereafter on the date of each annual meeting of stockholders, commencing with the Annual Meeting, each non-employee director is eligible to receive an annual award, or the Annual Award, with an aggregate value of approximately $150,000 (pro-rated for partial year service for the initial grant with respect to the period from our initial public offering through the first annual meeting of stockholders), which is payable in the form of RSUs or, subject to our receipt of prior written election, in cash prior to the date of grant. The number of shares of common stock subject to the Annual Award is based on the average of the closing sale prices for one share of our common stock for the thirty (30) consecutive trading days ending on the last trading day immediately preceding the date of grant. The Annual Award will fully vest on the earlier of (i) the date of the following year’s annual meeting of stockholders and (ii) the date that is one year following the date of grant (or the date that is nine months following the date of grant in the case of the initial grant), in each case so long as such non-employee director continues to serve on our board of directors through such date. In addition, the Annual Award will fully vest immediately prior to a “corporate transaction” (as defined in our 2018 Plan).

Annual Service Fee. Each non-employee director is also entitled to receive an annual service fee of $35,000 for service on our board of directors. In addition, our Non-Executive Chairman is entitled to receive an additional annual fee of $20,000 and our lead independent director is entitled to receive an additional annual fee of $15,000. This compensation is payable (a) quarterly in arrears in cash or (b) at the non-employee director’s prior written election, as an award of RSUs under our 2018 Plan that vests in quarterly installments in the same calendar year as the compensation would have been payable had the compensation been paid in cash, in each case so long as such non-employee director continues to serve on our board of directors. This compensation, regardless of the form of payment, is subject to acceleration immediately prior to a “corporate transaction” (as defined in our 2018 Plan).

Non-Employee Director Cash Compensation

Each non-employee director is entitled to receive additional annual cash compensation for committee membership as follows:

•	Audit committee chair: $20,000
•	Audit committee member: $10,000
•	Compensation committee chair: $10,000
•	Compensation committee member: $5,000
•	Nominating and governance committee chair: $5,000
•	Nominating and governance committee member: $2,500

Chairs of our committees receive the cash compensation designated above for chairs in lieu of the non-chair member cash compensation.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ending December 31, 2019 and recommends that stockholders vote for ratification of such selection. The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019 requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting. In the event that PricewaterhouseCoopers LLP is not ratified by our stockholders, the audit committee will review its future selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Further, the audit committee may select a different independent registered public accounting firm at any time if, in the committee’s sole discretion, the committee determines that such a change would be in the best interests of the company and our stockholders.

PricewaterhouseCoopers LLP audited our financial statements for the year ended December 31, 2018. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and they will be given an opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with standard policy, PricewaterhouseCoopers LLP periodically rotates the individuals who are responsible for our audit.

In addition to performing the audit of our consolidated financial statements, PricewaterhouseCoopers LLP provided various other services during the years ended December 31, 2017 and 2018. Our audit committee has determined that PricewaterhouseCoopers LLP’s provision of these services, which are described below, does not impair PricewaterhouseCoopers LLP’s independence from us. During the years ended December 31, 2017 and 2018, fees for services provided by PricewaterhouseCoopers LLP were as follows (in thousands):

Fees Billed to Upwork	2017	2018
Audit fees(1)	$1,185	$4,009
Audit-related fees(2)	24	327
Tax fees(3)	162	60
All other fees(4)	2	3
Total fees	$1,373	$4,399
(1)	“Audit fees” include fees for audit services primarily related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; comfort letters, consents and assistance with and review of documents filed with the SEC, including our registration statement on Form S-1 related to our initial public offering in October 2018; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).
(2)	Consist of additional audit procedures associated with the future adoption of the new accounting standards issued by the Financial Accounting Standards Board.
(3)	“Tax fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible tax services, including technical tax advice related to federal and state income tax matters, assistance with sales tax and assistance with tax audits.
(4)	Includes fees for annual subscription services to research and disclosure checklist platform.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, the scope of services provided by the independent registered public accounting firm and the fees for the services to be performed. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

All of the services relating to the fees described in the table above were approved by our audit committee.

OUR BOARD OF DIRECTORS AND AUDIT COMMITTEE RECOMMEND A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2019, by:

•	each of our Named Executive Officers;
•	each of our directors and director nominees;
•	all of our directors and executive officers as a group; and
•	each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole dispositive power with respect to all shares beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 106,729,758 shares of common stock outstanding as of March 31, 2019. Shares of our common stock subject to stock options that are exercisable as of and within 60 days of March 31, 2019 or RSUs that may vest and settle within 60 days of March 31, 2019 are deemed to be outstanding and to be beneficially owned by the person holding the stock options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities listed in the table below is c/o Upwork Inc., 441 Logue Avenue, Mountain View, California 94043.

Name	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (%)
Named Executive Officers and Directors:
Stephane Kasriel(1)	4,550,002	4.10
Brian Kinion(2)	380,000	*
Hayden Brown(3)	681,871	*
Thomas Layton(4)	4,143,680	3.88
Gregory C. Gretsch(5)	14,986,360	14.04
Kevin Harvey(6)	14,605,051	13.68
Daniel Marriott(7)	5,310,812	4.98
Elizabeth Nelson(8)	720,027	*
Gary Steele(9)	151,693	*
All executive officers and directors as a group (10 persons)(10)	46,059,052	40.81
Other 5% Stockholders:
Certain funds and accounts advised by T. Rowe Price Associates, Inc.(11)	11,449,097	10.73
Entities affiliated with Sigma Partners 6, L.P.(12)	13,853,602	12.98
Entities affiliated with Benchmark Capital Partners V, L.P.(13)	14,603,885	13.68
Entities affiliated with Globespan Capital Partners(14)	12,571,727	11.78
*	Less than 1%
(1)	Consists of (i) 201,848 shares of common stock held of record by Mr. Kasriel, (ii) 18,152 shares of common stock held of record by Mr. Kasriel as custodian for his children, and (iii) 4,330,002 shares of common stock subject to options held by Mr. Kasriel that are exercisable within 60 days of March 31, 2019.
(2)	Consists of 380,000 shares of common stock subject to options held by Mr. Kinion that are exercisable within 60 days of March 31, 2019.
(3)	Consists of (i) 291,656 shares of common stock and (ii) 390,215 shares of common stock subject to options held by Ms. Brown that are exercisable within 60 days of March 31, 2019, of which 42,167 shares are unvested, but early exercisable within 60 days of March 31, 2019.

(4)	Consists of (i) 4,142,764 shares of common stock held of record by Thomas H. Layton or Gabrielle M. Layton, or their successors, as trustees of the Layton Community Property Trust dated November 29, 1999, as amended and (ii) 916 shares of common stock issuable upon the settlement of RSUs held by Mr. Layton that will vest within 60 days of March 31, 2019.
(5)	Consists of (i) the shares of common stock held of record by the entities described in footnote (12) below, (ii) 266,667 shares of common stock held of record by Martis Creek Investments, L.P.—Fund 3, (iii) 95,000 shares of common stock held of record by Martis Creek Investments, L.P.—Fund 4, (iv) 769,925 shares of common stock held of record by Martis Creek Investments, L.P.—Fund 5, collectively, the Martis Creek entities and (v) 1,166 shares of common stock held directly by Mr. Gretch. The Gretsch Revocable Trust, the general partner of the Martis Creek entities, has sole voting and dispositive power over such shares, and voting decisions with respect to such shares are made by Gregory C. Gretsch, a member of our board of directors. The address of the Martis Creek entities is 2105 South Bascom Avenue, Suite 370, Campbell, California 95008.
(6)	Consists of (i) the shares of common stock held of record by the entity described in footnote (13) below and (ii) 1,166 shares of common stock directly held by Mr. Harvey.
(7)	Consists of (i) 1,166 shares held directly by Mr. Marriott and (ii) 5,309,646 shares of common stock held by SGGP I, LLC, the general partner of SG Growth Partners I L.P., based solely on information contained in a Schedule 13G filed with the SEC on February 14, 2019 by SG Growth Partners I, LP, SGGP I, LLC, Daniel C. Marriott and Kenneth A. Fox. The Schedule 13G indicated that SGGP I, LLC has sole voting and dispositive power over 5,309,646 shares of our common stock held by SG LP and voting decisions with respect to such shares are made by Kenneth A. Fox and Daniel C. Marriott as the investment committee of SGGP I, LLC. The address of SG Growth Partners, I L.P. is 402 West 13th Street, 5th Floor, New York, New York 10014.
(8)	Consists of (i) 380,027 shares of common stock held by the Nelson Family Trust and (ii) 340,000 shares of common stock subject to stock options held by Ms. Nelson that are exercisable within 60 days of March 31, 2019.
(9)	Consists of (i) 1,166 shares held directly by Mr. Steele and (ii) 150,527 shares of common stock subject to stock options held by Mr. Steele that are exercisable within 60 days of March 31, 2019, all of which are unvested, but early exercisable within 60 days of March 31, 2019.
(10)	Consists of (i) 39,937,836 shares of common stock, (ii) 916 shares of common stock issuable upon the settlement of RSUs held by all our executive officers and directors, as a group, that will vest within 60 days of March 31, 2019, and (iii) 6,120,300 shares of common stock subject to stock options that are exercisable within 60 days of March 31, 2019 held by all our executive officers and directors, as a group, of which 158,194 shares subject to stock options are unvested, but early exercisable as of such date.
(11)	Based solely on information contained in a Schedule 13G/A filed with the SEC on February 14, 2019 by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc., collectively, the T. Rowe Price Entities. The Schedule 13G/A indicated that (i) T. Rowe Price Associates, Inc. had sole voting power over 1,437,551 shares of our common stock and sole dispositive power over 11,449,097 shares of our common stock and (ii) T. Rowe Price New Horizons Fund, Inc. had sole voting power over 7,882,136 shares of our common stock. The address for T. Rowe Price Entities is 100 East Pratt Street, Baltimore, Maryland 21202.
(12)	Based solely on information contained in a Schedule 13G filed with the SEC on February 14, 2019 by Sigma Partners 6, L.P., or SP 6, Sigma Associates 6, L.P., or SA 6, Sigma Investors 6, L.P., or SI 6, and Sigma Management 6, L.L.C., or SM 6, collectively, the Sigma entities. The Schedule 13G indicated that (i) SP 6 had sole voting and dispositive power over 12,641,735 shares of our common stock, (ii) SA 6 had sole voting and dispositive power over 1,028,777 shares of our common stock, (iii) SI 6 had sole voting and dispositive power over 183,090 shares of our common stock and (iv) SM 6 had shared voting and dispositive power over 13,853,602 shares of our common stock. The address for the Sigma Entities is 2105 South Bascom Avenue, Suite 370, Campbell, California 95008.
(13)	Based solely on information contained in a Schedule 13G/A filed with the SEC on February 20, 2019 by Benchmark Capital Partners V, L.P., or BCP V, Benchmark Founders’ Fund V, L.P., or BFF V, Benchmark Founders’ Fund V-A, L.P., or BFF V-A, Benchmark Founders’ Fund V-B, L.P., or BFF V-B, Benchmark Capital Management Co. V, L.L.C., or Benchmark Management, and Alexandre Balkanski, Bruce W. Dunlevie, Peter Fenton, J. William Gurley, Kevin R. Harvey, Robert C. Kagle, Mitchell H. Lasky and Steven M. Spurlock, collectively, the Benchmark Entities. The Schedule 13G/A indicated that (i) BCP V had sole voting and dispositive power over 9,827,630 shares of our common stock, (ii) BFF V had sole voting and dispositive power over 1,204,259 shares of our common stock, (iii) BFF V-A had sole voting and dispositive power over 230,569 shares of our common stock, (iv) BFF V-B had sole voting and dispositive power over 181,433 shares of our common stock, (v) Benchmark Management had sole voting dispositive power over 12,852,570 shares of our common stock, (vi) Messrs. Balkanski, Dunlevie, Fenton, Gurley, Kagle, Lasky and Spurlock had shared voting and dispositive power over 12,852,570 shares of our common stock and (vii) Mr. Harvey had sole voting and dispositive power over 1,751,315 shares of our common stock and shared voting and dispositive power over 12,852,570 shares of our common stock. The address for the Benchmark Entities is 2965 Woodside Road, Woodside, California 94062.
(14)	Based solely on information contained in a Schedule 13G filed with the SEC on February 14, 2019 by Globespan Capital Partners IV, L.P., Globespan Management Associates IV, LLC, and Andrew P. Goldfarb, collectively, the Globespan Entities. The Schedule 13G indicated that (i) Globespan Capital Partners IV, L.P. had sole voting and dispositive power over 10,685,706 shares of our common stock and (ii) each other Globespan Entity had shared voting and dispositive power over 12,571,727 shares of our common stock. The address of the Globespan Entities is One Boston Place, Suite 2810, Boston, Massachusetts 02108.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

The names of our executive officers and key employees, their ages as of March 31, 2019 and their positions are shown below.

Name	Age	Position
Executive Officers:
Stephane Kasriel	44	President, Chief Executive Officer, and Director
Brian Kinion	52	Chief Financial Officer
Hayden Brown	37	Chief Marketing and Product Officer
Han-Shen Yuan	43	Senior Vice President, Engineering

Key Employees:
Eric Gilpin	40	Senior Vice President, Sales
Zoë Harte	44	Senior Vice President, Human Resources and Talent Innovation
Brian Levey	51	Chief Business Affairs and Legal Officer & Secretary
Elizabeth Tse	51	Senior Vice President, Operations

Our board of directors chooses executive officers, who then serve at the discretion of our board of directors. There is no family relationship between any of the directors or executive officers and any of our other directors or executive officers.

For information regarding Mr. Kasriel, please refer to “Proposal No. 1—Election of Directors.”

Brian Kinion has served as our Chief Financial Officer since October 2017. Before joining us, Mr. Kinion served as the Chief Financial Officer of Marketo, Inc., a marketing automation platform software company, from March 2016 to April 2017, and, prior to that, he served as Group Vice President of Finance from November 2014 to March 2016 and as Vice President of Finance from July 2013 to November 2014. From 2007 to June 2013, Mr. Kinion served in several roles at SAP SuccessFactors, Inc., a cloud-based human capital management software company, including as Vice President and Global Controller of Cloud Revenue Operations, Vice President of Finance in Global Systems and Acquisition Integration, and Vice President and Global Controller. Mr. Kinion also currently serves on the board of directors of Marin Software Incorporated. Mr. Kinion holds a B.S. in Accounting and an M.B.A. with a finance concentration from St. Mary’s College of California.

Hayden Brown has served as our Chief Marketing and Product Officer since April 2019. Ms. Brown previously served as our Senior Vice President, Product and Design from January 2016 to April 2019, as our Vice President, Head of Product, from January 2015 to January 2016, and as our Vice President and Senior Director Marketplace, since our inception in March 2014. Prior to that, Ms. Brown served in numerous product leadership roles, starting when she joined oDesk as a Director of Marketplace in December 2011. Prior to joining us, Ms. Brown was Vice President of Corporate Development at LivePerson, Inc., an online messaging, marketing, and analytics company, from September 2010 to November 2011. Ms. Brown also worked for Microsoft Corporation, a technology company, as Director of Corporate Strategy and M&A from January 2010 to September 2010 and as Senior Strategy Manager from June 2007 to January 2010. Ms. Brown began her career as a Business Analyst at McKinsey & Company, a business management consulting firm, in their New York office. Ms. Brown holds an A.B. in Politics from Princeton University.

Han-Shen Yuan has served as our Senior Vice President, Engineering since June 2015. Mr. Yuan also operates Post-PC Labs, LLC, a computer software development business that he founded in May 2012. Before joining our company, Mr. Yuan served in several roles at eBay, including Senior Director of Engineering and Group Chief Technology Officer of Core Product and Technology at eBay Enterprise from February 2015 to April 2015, Senior Director of Engineering, Innovation and New Ventures from December 2012 to February 2015, and Director of Engineering for Mobile and Platform Business Solutions from March 2009 to March 2011. From March 2011 to May 2012, Mr. Yuan served as Director of Engineering for iOS and Android at Netflix Inc., a streaming media and video-on-demand entertainment company. Mr. Yuan holds a B.S. in Industrial Engineering and Operations Research with a minor in Computer Science and an M.S. in Industrial Engineering and Operations Research from the University of California at Berkeley.

Key Employees

Eric Gilpin has served as our Senior Vice President, Sales since April 2016. Prior to joining us, Mr. Gilpin served in a variety of roles for CareerBuilder, LLC, a human capital software provider and online employment website, including as President of Vertical Sales from September 2014 to March 2016, President of Staffing and Recruiting from November 2009 to September 2014, and Director of National Accounts from April 2004 to November 2009. Mr. Gilpin holds an M.B.A. from the Southern Methodist University’s Cox School of Business.

Zoë Harte has served as our Senior Vice President, Human Resources and Talent Innovation since September 2017. She previously served in roles as our Vice President and Head of Human Resources from March 2014 to August 2017 and as Head of Human Resources at oDesk from April 2013 to March 2014. Ms. Harte also worked at Rovi Corporation, a digital entertainment company, in senior HR roles from 2008 to 2012. Prior to Rovi, Ms. Harte spent nine years at Yahoo! Inc. in a progression of HR and Customer Care leadership roles. Ms. Harte holds a B.A. in Religion and Women’s Studies from Earlham College and an M.A. in Theology from the University of Exeter.

Brian Levey has served as our Chief Business Affairs and Legal Officer and Secretary since October 2017. Prior to that, Mr. Levey served as our Chief Financial Officer from June 2015 to October 2017, as well as our General Counsel and Secretary, since our inception in March 2014. Mr. Levey served as Vice President, General Counsel and Secretary of oDesk from June 2013 to March 2014. Prior to joining us, Mr. Levey served in a variety of roles at eBay, including as Vice President, Deputy General Counsel and Assistant Secretary from 2006 to 2013, and, from 2000 to 2006, he served in increasingly senior legal roles at eBay. He also previously served as Vice President, Legal at Metro-Goldwyn-Mayer Studios. Mr. Levey began his legal career with Latham & Watkins LLP. Mr. Levey holds an A.B. in Economics from Stanford University and a J.D. from Stanford Law School.

Elizabeth Tse has served as our Senior Vice President, Operations since our inception in March 2014 and as Vice President, Operations of Elance from January 2013 to March 2014. Before joining us, Ms. Tse was Chief Operating Officer at Samasource, a non-profit organization, from November 2011 to October 2012. Ms. Tse also worked at Zuora, Inc., an enterprise software company, as Vice President of Customer Operations from August 2009 to November 2011. Before joining Zuora, Ms. Tse was the Vice President for Global Billing, Payments, and Collections at eBay. Ms. Tse holds a B.A. in Psychology from Yale University and an M.B.A. from Cornell University.

EXECUTIVE COMPENSATION

Overview

This section provides an overview of the material components of our executive compensation program for our principal executive officer and the two other most highly compensated executive officers serving as such at December 31, 2018. We refer to these three executive officers as our “Named Executive Officers.” The compensation awarded to, earned by, or paid to our Named Executive Officers for all services rendered in all capacities to us during 2017 and 2018, as applicable, is set forth in detail in the 2018 Summary Compensation Table and the disclosure that follows.

Our Named Executive Officers for 2018 were:

•	Stephane Kasriel, President and Chief Executive Officer;
•	Brian Kinion, Chief Financial Officer; and
•	Hayden Brown, Chief Marketing and Product Officer.

Our compensation programs are designed to:

•	attract, motivate, incentivize and retain employees at the executive level who contribute to our long-term success;
•	provide compensation packages to our executives that are competitive and reward the achievement of our business objectives and effectively align their interests with those of our stockholders; and
•	effectively align our executives’ interests with those of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.

Our compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our executive compensation programs and related policies. In fiscal 2019, the compensation committee continued to retain Compensia Inc., a national compensation consulting firm with compensation expertise relating to technology companies, to provide it with market information, analysis and other advice relating to executive compensation on an ongoing basis. The compensation committee engaged Compensia Inc. to, among other things, assist in developing an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as to assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers, individually as well as in the aggregate, is competitive and fair. We do not believe the retention of, and the work performed by, Compensia Inc. creates any conflict of interest.

2018 Summary Compensation Table

The following table provides information concerning compensation awarded to, earned by or paid to each of our Named Executive Officers for all services rendered in all capacities during 2017 and 2018:

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Stephane Kasriel	2018	$511,649	(3)	$—		$8,907,075	(4)	$278,100	$18,689	(5)	$9,715,513
President and Chief Executive Officer	2017	473,583		—		—		164,651	7,362	(6)	645,596
Brian Kinion	2018	345,000		—		—		142,140	5,000	(7)	492,140
Chief Financial Officer(8)	2017	58,160		—		1,929,311		16,850	1,119	(9)	2,005,440
Hayden Brown	2018	365,466	(10)	—		—		105,134	7,400	(11)	478,000
Chief Marketing and Product Officer	2017	239,797	(12)	10,196	(13)	1,097,906		69,475	56,386	(14)	1,473,760
(1)	The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to our Named Executive Officers during 2017 and 2018, as applicable, as computed in accordance with ASC 718. See Note 10 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2018 for a discussion of the relevant assumptions used in calculating these amounts. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by our Named Executive Officers from the stock options.

(2)	The amounts reported represent incentive cash bonuses earned pursuant to our 2017 and 2018 performance bonus plans. Payments for 2018 are described in greater detail in the sections titled “—Non-Equity Incentive Plan Compensation.”
(3)	The amount reported represents (i) Mr. Kasriel’s salary of $480,000 and (ii) a payment of $31,649 for accrued paid time off.
(4)	The amount reported assumes the stock option was valued based on the maximum outcome of the applicable performance condition (i.e. based on 100% of performance).
(5)	The amount reported represents (i) our matching contribution of $5,000 on Mr. Kasriel’s behalf under our 401(k) plan, (ii) $9,950 in family travel expenses, (iii) $3,739 paid to our disability insurance plan, and (iv) $9,950 in tax gross-up amounts in family travel expenses.
(6)	The amount reported represents (i) our matching contribution of $5,000 on Mr. Kasriel’s behalf under our 401(k) plan and (ii) $2,362 paid to our disability insurance plan.
(7)	The amount reported represents our matching contribution of $5,000 on Mr. Kinion’s behalf under our 401(k) plan.
(8)	Mr. Kinion was hired as our Chief Financial Officer in October 2017.
(9)	The amount reported represents our matching contribution of $1,119 on Mr. Kinion’s behalf under our 401(k) plan.
(10)	The amount reported represents (i) Ms. Brown’s salary of $340,240 and (ii) a payment of $25,226 for accrued paid time off.
(11)	The amount reported represents (i) our matching contribution of $5,000 on Ms. Brown’s behalf under our 401(k) plan and (ii) $2,400 paid to our disability insurance plan.
(12)	Ms. Brown took a leave of absence for a portion of 2017.
(13)	The amount reported represents a spot bonus paid to Ms. Brown.
(14)	The amount reported represents (i) our matching contribution of $5,000 on Ms. Brown’s behalf under 401(k) plan, (ii) $1,898 paid to our disability insurance plan, and (iii) $49,488 paid by us to Ms. Brown during a leave of absence.

Equity Compensation

From time to time, we grant equity awards to our Named Executive Officers, which are generally subject to vesting based on each of our Named Executive Officer’s continued service with us. Each of our Named Executive Officers currently holds outstanding stock options to purchase shares of our common stock, as set forth in the “Outstanding Equity Awards at 2018 Fiscal Year-End Table” below. The material terms regarding each equity award in the “Outstanding Equity Awards at 2018 Fiscal Year-End Table,” including the vesting schedule and treatment upon a change of control, are described in the corresponding footnotes.

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents, for each of the Named Executive Officers, information regarding outstanding stock options held as of December 31, 2018. As of December 31, 2018, none of our Named Executive Officers held any other outstanding equity awards with respect to the company.

Outstanding Equity Awards at 2018 Fiscal Year-End Table

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price ($)	Option Expiration Date
Stephane Kasriel	18,450(2)	—			$2.76	04/06/2024
	517,730(3)	55,011(3)			$2.76	04/06/2024
	831(2)	—			$2.76	06/23/2024
	2,251,572(4)	818,752(4)			$3.58	04/22/2025
	533,333(5)	466,667(5)			$3.23	04/19/2026
	18,450(2)(6)	—			$3.04	10/30/2023
	595,432(2)(6)	—			$3.04	06/23/2022
	—		1,860,000	(7)	$6.61	06/30/2028
Brian Kinion	280,000(8)	920,000(8)			$3.68	10/29/2027
Hayden Brown	6,125(2)(6)	—			$1.52	12/14/2021
	112,348(9)	8,249(9)			$2.76	04/06/2024
	20,965(2)(6)	—			$3.04	07/24/2023
	15,642(10)	—			$3.67	12/18/2024
	78,114(11)	—			$3.58	04/22/2025
	3,334(12)	41,667(12)			$3.03	12/22/2025
	79,978(13)	514,142(13)			$3.68	09/25/2027
(1)	All of the outstanding equity awards described in this table were granted under our 2014 Plan, unless otherwise indicated.
(2)	This stock option was fully vested as of December 31, 2018.
(3)	The stock option vests with respect to 5,929 shares of our common stock underlying the stock option on the last day of each month beginning in April 2014 and ending in March 2016, 9,879 shares of our common stock underlying the stock option on the last day of April 2016, 17,787 shares of our common stock underlying the stock option on the last day of each of May 2016 and June 2016, and 18,333 shares of our common stock underlying the stock option on the last day of each month beginning in July 2016 and ending in March 2019. The stock option is subject to acceleration upon certain events as described in the section titled “—Potential Payments upon Termination or Change of Control.”
(4)	The stock option vests at a rate of 1/60th of the shares of our common stock underlying the stock option each month following the April 20, 2015 vesting commencement date. The stock option is subject to acceleration upon certain events as described in the section titled “—Potential Payments upon Termination or Change of Control.”
(5)	The stock option vests at a rate of 1/60th of the shares of our common stock underlying the stock option each month following the April 20, 2016 vesting commencement date. The stock option is subject to acceleration upon certain events as described in the section titled “—Potential Payments upon Termination or Change of Control.”
(6)	Granted under the oDesk 2004 Stock Plan, or 2004 Plan.
(7)	The stock option vests upon the achievement of certain gross services volume, or GSV, and adjusted EBITDA milestones during three separate measurement periods within the period of time beginning on January 1, 2019 and ending on December 31, 2023, as well as the satisfaction of time-based requirements (specifically, that Mr. Kasriel remain employed as our chief executive officer through the achievement of each applicable performance milestone). The award is presented at maximum performance.
(8)	The stock option vests at a rate of 1/5th of the shares of our common stock underlying the stock option on October 30, 2018 and 1/60th of the shares of our common stock underlying the stock option monthly thereafter. The stock option is subject to acceleration upon certain events as described in the section titled “—Potential Payments upon Termination or Change of Control.”
(9)	The stock option vests with respect to varying amounts between 1,788 and 1,790 shares of our common stock underlying the stock option on the last day of each month beginning in April 2014 and ending in December 2015, varying amounts between 1,584 and 1,586 shares of our common stock underlying the stock option on the last day of each month beginning January 2016 and ending in June 2017, and 2,750 shares of our common stock underlying the stock option on the last day of each month beginning in July 2017 and ending in March 2019. The stock option is subject to acceleration upon certain events as described in the section titled “—Potential Payments upon Termination or Change of Control.”

(10)	The stock option vests at a rate of 1/60th of the shares of our common stock underlying the stock option each month following the December 19, 2014 vesting commencement date. The stock option is subject to acceleration upon certain events as described in the section titled “—Potential Payments upon Termination or Change of Control.”
(11)	The stock option vests at a rate of 1/60th of the shares of our common stock underlying the stock option each month following the April 15, 2015 vesting commencement date. The stock option contains an early-exercise provision and is exercisable as to the unvested shares, subject to our right of repurchase. As of December 31, 2018, 61,334 shares of our common stock subject to the stock option remained unvested. The stock option is subject to acceleration upon certain events as described in the section titled “—Potential Payments upon Termination or Change of Control.”
(12)	The stock option vests at a rate of 1/60th of the shares of our common stock underlying the stock option each month following the January 1, 2016 vesting commencement date. The stock option is subject to acceleration upon certain events as described in the section titled “—Potential Payments upon Termination or Change of Control.”
(13)	The stock option vests at a rate of 1/60th of the shares of our common stock underlying the stock option each month following the September 26, 2017 vesting commencement date. The stock option is subject to acceleration upon certain events as described in the section titled “—Potential Payments upon Termination or Change of Control.”

Non-Equity Incentive Plan Compensation

During 2018, each of our Named Executive Officers earned cash bonuses based on his or her participation in our 2018 performance bonus plan. Under our 2018 performance bonus plan, our Named Executive Officers were eligible to earn bonuses based on our achieving certain GSV and EBITDA metrics. GSV represents the total amount that clients spend on both our marketplace offerings and our managed services offering as well as additional fees we charge to users for other services. In addition, for performance above the GSV target, our board of directors, in its sole discretion, established an additional bonus pool, which was paid to certain non-executive service providers. For 2018, the target bonus amount for Mr. Kasriel was 56.25% of his salary for the year, and the target bonus amounts for Mr. Kinion and Ms. Brown were 40% and 30%, respectively, of each of their respective salary for the year. Amounts earned by Messrs. Kasriel and Kinion and Ms. Brown for 2018 under the 2018 performance bonus plan are set forth in the 2018 Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.

Offer Letters

We have entered into offer letters with Messrs. Kasriel and Kinion and Ms. Brown. Each of these offer letters provide for at-will employment and generally include the named executive officer’s initial base salary and an indication of eligibility for an annual cash incentive award opportunity. In addition, each of our Named Executive Officers is eligible to participate in our annual performance bonus plan, a disability plan, and employee benefit plans, including health insurance, that we offer to our employees. In addition, each of our Named Executive Officers has executed a form of our standard confidential information and invention assignment agreement. Any potential payments and benefits due upon a termination of employment or a change of control of us are further described below in “—Potential Payments upon Termination or Change of Control.”

Potential Payments upon Termination or Change in Control

In May 2018, we entered into change in control and severance agreements with each of our executive officers, including our Named Executive Officers, which provide for the following benefits if the executive is terminated by us without cause or, with respect to our President and Chief Executive Officer only, by the executive officer for good reason (as such terms are defined in the change in control and severance agreement) outside of a change in control (as such term is defined in the change in control and severance agreement) in exchange for a customary release of claims: (i) a lump sum severance payment of six months base salary (twelve months for our President and Chief Executive Officer), (ii) payment of premiums for continued medical benefits for up to six months (twelve months for our President and Chief Executive Officer), and (iii) in the case of our President and Chief Executive Officer only, 50% acceleration of any then-unvested equity awards (excluding equity awards that vest, in whole or in part, upon satisfaction of performance criteria).

If the executive officer’s employment is terminated by us without cause or by the executive for good reason within the three months preceding a change in control (but after a legally binding and definitive agreement for a potential change of control has been executed) or within the twelve months following a change in control, the change in control and severance agreements provide the following benefits in exchange for a customary release of claims: (i) a lump sum severance payment of twelve months base salary (eighteen months for our President and Chief Executive Officer), (ii) a lump sum payment equal to the executive officer’s then-current target bonus opportunity on a prorated basis, (iii) 100% acceleration of any then-unvested equity awards (excluding equity awards that vest, in whole or in part, upon satisfaction of performance criteria), and (iv) payment of premiums for continued medical benefits for up to twelve months (eighteen months for our President and Chief Executive Officer). Each change in control and severance agreement is in effect for three years, with automatic renewals for new three-year periods unless notice is given by us to the executive officer three months prior to expiration.

An award agreement for equity awards that vest upon satisfaction of performance criteria may provide for acceleration upon a change in control. In the case of our CEO, his outstanding performance option vests 100% on an involuntary termination or upon a change in control if certain minimum performance metrics are satisfied; however, in no case will the performance option accelerate vesting unless GSV growth is equal to or greater than 25% and the Company is EBITDA positive for the relevant period.

The benefits under the change in control and severance agreements supersede all other cash severance and vesting acceleration arrangements (excluding equity awards that vest, in whole or in part, upon satisfaction of performance criteria, which will be governed by the terms of the applicable performance based equity awards).

401(k) Plan

We sponsor a 401(k) retirement plan, or the 401(k) plan. U.S. employees who have attained at least 18 years of age are generally eligible to participate in the 401(k) plan on the first day of the calendar month following the employees’ completion of certain eligibility requirements. Participants may make pre-tax contributions to the 401(k) plan from their eligible earnings up to the statutorily prescribed annual limit on pre-tax contributions under the Internal Revenue Code. An employee’s interest in his or her pre-tax deferrals is 100% vested when contributed. The 401(k) plan provides for a discretionary employer matching and profit sharing contribution.

Limitations on Liability and Indemnification Matters

Our restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law, or DGCL. Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
•	any transaction from which the director derived an improper personal benefit.

Our restated certificate of incorporation and our restated bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the DGCL and allow us to indemnify other employees and agents as set forth in the DGCL. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted, subject to very limited exceptions.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers, and certain of our other employees. These agreements, among other things, require us to indemnify our directors, officers, and key employees for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts actually and reasonably incurred by these individuals in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which these individuals provide services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers, and key employees for the defense of any action for which indemnification is required or permitted.

We believe that these provisions of our restated certificate of incorporation, restated bylaws, and indemnification agreements are necessary to attract and retain qualified directors, officers, and key employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our restated certificate of incorporation and restated bylaws or in these indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and officers for breaches of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rule 10b5-1 Sales Plans

Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in specified circumstances.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of December 31, 2018 with respect to compensation plans under which shares of our common stock may be issued.

Plan category	Number of securities to be issued upon exercise of outstanding securities (#)	Weighted- average exercise price of outstanding options ($)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (#)
	(a)	(b)	(c)
Equity compensation plans approved by security holders(2)	23,774,279	$3.71	12,258,306(3)
Equity compensation plans not approved by security holders	—	—	—
Total	23,774,279	$3.71	12,258,306(3)
(1)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs, since RSUs have no exercise price.
(2)	Includes the 2004 Plan, the Elance 2009 Stock Option Plan, or 2009 Plan, the 2014 Plan and the 2018 Plan and excludes purchase rights accruing under the 2018 Employee Stock Purchase Plan, or 2018 ESPP.
(3)	There are no shares of common stock available for issuance under our 2004 Plan, 2009 Plan, or 2014 Plan, but those plans will continue to govern the terms of stock options and RSUs granted thereunder. Any shares of common stock that are subject to outstanding awards under the 2004 Plan, 2009 Plan, or 2014 Plan that are issuable upon the exercise of stock options that expire or become unexercisable for any reason without having been exercised in full will generally be available for future grant and issuance as shares of common stock under our 2018 Plan. In addition, the number of shares reserved for issuance under our 2018 Plan increased automatically by 5,322,716 on January 1, 2019 and will increase automatically on the first day of January of each of 2020 through 2028 by the number of shares equal to 5% of the total issued and outstanding shares of our common stock as of the immediately preceding December 31 or a lower number approved by our board of directors. As of December 31, 2018, there were 1,700,000 shares of common stock available for issuance under the 2018 ESPP. The number of shares reserved for issuance under our 2018 ESPP increased automatically by 851,634 on January 1, 2019 and will increase automatically on the first day of January of each year during the term of the 2018 ESPP by the number of shares equal to 0.8% of the total outstanding shares of our common stock as of the immediately preceding December 31 or a lower number approved by our board of directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed above under “Executive Compensation” and “Proposal No. 1—Election of Directors—Director Compensation,” respectively, since January 1, 2018, the following are the only transactions or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, beneficial holder of more than 5% of our capital stock or any member of their immediate family or any entity affiliated with any of the foregoing persons had or will have a direct or indirect material interest.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our restated bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers. For more information regarding these agreements, see the section titled “Executive Compensation—Limitation on Liability and Indemnification Matters.”

Review, Approval or Ratification of Transactions with Related Parties

Our related party transactions policy requires that any related party transaction that must be reported under applicable rules of the SEC must be reviewed and approved or ratified by our audit committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our nominating and governance committee.

REPORT OF THE AUDIT, RISK AND COMPLIANCE COMMITTEE

The information contained in the following report of our audit committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Exchange Act or the Securities Act unless and only to the extent that we specifically incorporate it by reference.

Our audit committee has reviewed and discussed with our management and PricewaterhouseCoopers LLP our audited consolidated financial statements for the year ended December 31, 2018. Our audit committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) and the U.S. Securities and Exchange Commission, or SEC.

Our audit committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with our audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from us.

Based on the review and discussions referred to above, our audit committee recommended to our board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Submitted by the Audit Committee
Elizabeth Nelson, Chair
Gregory C. Gretsch
Daniel Marriott

ADDITIONAL INFORMATION

Stockholder Proposals to be Presented at the Next Annual Meeting

Our restated bylaws provide that, for stockholder nominations to our board of directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the attention of the Corporate Secretary at our principal executive offices, the address of which is Upwork Inc., 441 Logue Avenue, Mountain View, California 94043 on or before June 16, 2019 and Upwork Inc., 2625 Augustine Drive, Suite 601, Santa Clara, CA 95054 after June 16, 2019.

To be timely for our 2020 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than 5:00 p.m. Eastern Time on February 6, 2020 and not later than 5:00 p.m. Eastern Time on March 7, 2020. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by our restated bylaws.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2020 annual meeting of stockholders must be received by us not later than December 28, 2019 in order to be considered for inclusion in our proxy materials for that meeting. Proposals should be sent to our Corporate Secretary at our principal executive offices, together with proof of ownership of our common stock in accordance with Rule 14a-8 under the Exchange Act. We strongly encourage any stockholder interested in submitting a proposal to contact our Chief Legal Officer in advance of this deadline to discuss the proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in the year ended December 31, 2018.

Annual Report

We will mail, without charge, upon written request, a copy of our annual report on Form 10-K for the year ended December 31, 2018, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Upwork Inc.
441 Logue Avenue
Mountain View, California 94043
Attn: Investor Relations

The annual report is also available on the “Investor Relations” section of our website, which is located at https://investors.upwork.com under “SEC Filings” in the “Financials” section of our website, or by following the instructions in the Notice of Internet Availability of Proxy Materials.

Electronic Delivery of Stockholder Communications

We encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via e-mail. With electronic delivery, you will be notified via e-mail as soon as future annual reports and proxy statements are available on the Internet, and you can submit your votes online. Electronic delivery can also eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:

Registered Owner (you hold our common stock in your own name through our transfer agent, Computershare Trust Company, N.A., or you are in possession of stock certificates): visit www-us.computershare.com/investor and log into your account to enroll.

Beneficial Owner (your shares are held by a brokerage firm, a bank, a trustee or a nominee): If you hold shares beneficially, please follow the instructions provided to you by your broker, bank, trustee or nominee.

Your electronic delivery enrollment will be effective until you cancel it. Stockholders who are record owners of shares of our common stock may call Computershare Trust Company, N.A., our transfer agent, at (800) 736-3001 or visit www-us.computershare.com/investor with questions about electronic delivery.

“Householding”—Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and other proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps in conserving natural resources.

This year, a number of brokers with account holders who are our stockholders will be “householding” our annual report and other proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of our annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge by calling 1-866-540-7095 or writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, our annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may contact our Investor Relations department at 441 Logue Avenue, Mountain View, California 94043, Attn: Investor Relations, telephone number (650) 316-7500.

Any stockholders who share the same address and receive multiple copies of our Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or our Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

Our board of directors does not presently intend to bring any other business before the Annual Meeting and, so far as is known to our board of directors, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting of Stockholders. As to any business that may arise and properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors

Stephane Kasriel
President and Chief Executive Officer

UPWORK INC.
441 LOGUE AVENUE
MOUNTAIN VIEW, CA 94043

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 4, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/UPWK2019**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 4, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your signed and dated proxy card must be received prior to the Annual Meeting in order to be voted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E75563-P23346

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UPWORK INC.

The Board of Directors recommends you vote FOR the following:

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Kevin Harvey
02) Thomas Layton
03) Elizabeth Nelson

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report on Form 10-K are available at www.proxyvote.com.

E75564-P23346

UPWORK INC.
Annual Meeting of Stockholders
June 5, 2019 8:00 A.M. Pacific Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Stephane Kasriel and Brian Levey, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of UPWORK INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, June 5, 2019 at 8:00 A.M. Pacific Time by visiting www.virtualshareholdermeeting.com/UPWK2019, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side